EXHIBIT 10.7

From: harris@carriers.gr

Sent: 27/1/2016 11:33:18 πμ

Subject: RECAP dd 27.1.2016 /// mv Nikiforos bbhp Boston Carriers

Ref : 1324648

Date : 27/01/2016 10:29:57 πμ

From : Carriers Sale and Purchase

Tel : +30 210 3668700 - Fax : +30 210 3631493 / +30 210 3631875

Email: snp@carriers.gr

Dear All,

We are pleased to recapitulate the said vessel according to the below terms and conditions which please hereby confirm till latest 11:00 hrs Athens time today.

= START =

Owners: Nikiforos Shipping SA, performance to be guaranteed by Marine Spirit (Management) SA

Charterers: SPV to be nominated and guaranteed by 'Boston Carriers Inc.'

BBC: Bare Boat Charter ("BBC") to be entered into by the Owners and the Charterers

Basis Barecon 2001 form on terms to be mutually agreed which to be based on mv Go Skar suitably amended to incorporate what has been agreed herein.

1. DELIVERY DATES: 4th Feb 2016 – 29th Feb 2016 (to be narrowed)

Delivery/Cancelling

Upon completion of present voyage.

Time shall commence on the delivery date, before the 29th Feb 2016 and should the Vessel not be ready for delivery on or before 29th Feb but not later than 24:00 hours, the Charterers shall have the option of cancelling this Charter Party when upon any deposit will be returned to Charterers within 5 Banking days.

2. Charter Period: 5 years CHARTER PERIOD to commence simultaneously with delivery under the terms and conditions to be agreed by the parties involved.

3. BBC Delivery Place: Vessel to be delivered by Owners to Charterers upon completion of present voyage.

4. Downpayment: USD 500,000 being the aggregate amount of security for Charterers performance under the Bareboat period.

It is hereby further confirmed that the amount of USD 500,000 has already deposited by Charterers to Owners of M/V Go Skar.

Charterers and Owners of m/v Go Skar cancelled the m/v Go Skar contract and Charterers and Owners of m/v Nikiforos herewith agree to enter a new Bareboat charter agreement on m/v Nikiforos.

In view of the new agreement between Charterers and Owners of m/v Nikiforos it is hereby agreed the following:

i) Owners of m/v Go Skar returned the deposit to Charterers in the way of transferring such deposit to the Owners of m/v Nikiforos upon delivery of the vessel to them.

ii) Upon delivery of the vessel Owners of m/v Nikiforos irrevocably and under the terms and conditions of this recap accept such transfer and consider same as the down payment under the terms and conditions of the new agreement.

iii) In view of the above and till the successful delivery of m/v Nikiforos to Charterers under the terms and conditions of the new agreement any legal rights of Charterers against Owners of m/v Go Skar are fully reserved for the sum upto USD 500,000, plus any further proven expenses if occurred.

iv) On the date of delivery of m/v Nikiforos, Charterers hereby confirm that they will immediately release the m/v Go Skar by lifting their caveat.

v) Owners of m/v Go Skar represent and warrant that they have instructed their lawyers to hold the vessel under custody that currently is in Bangladesh until the date of delivery of the vessel M/v Nikiforos to the charterers.

5. Payments

i) An amount of USD 72,000 will be paid today, 27th Jan 2016, by the BB Charterers to managers on account payment of bunkers and or hire, which Owners accept.

ii) An additional amount of $ 100,000 will be paid by the BB Charterers to Managers, by 1st April 2016, which will be deducted from the remaining payments of the 1st year and to be spread equally in the next thereupon 100 days (ie $ 1,315 - $1,000 x 100 days), provided that the vessel has been successfully delivered to Bareboat Charterers.

BBC daily rate for 100 days after 1st of April 2016 to be $315.

6. Daily Hire: USD 1,315.00 per day LESS 1.25% payable to CARRIERS which to be deducted by the BB Chars and paid directly to brokers, such hire payable to Owners every 30 days in advance but latest 60 days in arrears in Charterers option, commencing from the BBC Delivery.

7. Purchase Price: USD 2,900,000 million

8. Purchase Option: At any time after year 1 from the Delivery, Charterers have options to purchase the relevant Vessel (s) on a "as is - where is" basis by paying in full the agreed price as follows as at the end of:

- Upon completion of one year from the Delivery Date the Purchase Price will be the sum of USD 2.420.025 minus the Down payment.

- Upon completion of two years from the Delivery Date the Purchase Price will be the sum of USD 1.940.050, minus the Down payment.

- Upon completion of three years from the Delivery Date the Purchase Price will be the sum of USD 1.460.075, minus the Down payment.

- Upon completion of four years from the Delivery Date the Purchase Price will be the sum of USD 980.100, minus the Down payment.

- Upon completion of five years from the Delivery Date the Purchase Price will be the sum of USD 500.125, minus the Down payment.

On any other Exercise Date the Purchase Price will be the sum that will remain after deducting a) any hire paid up to that Exercise Date (including the amount of 100,000 paid by April 1st 2016 if already paid) , b) the Down payment c) any amounts that the Bareboat Charterers have paid to Owners or third party claims as provided by this recap on account of hire, to deduct and set-off from bareboat hire, from the amount of United States Dollars 2,900,000.

Purchase Option: Subject to the Charter not having been terminated (and without prejudice to any and all rights arising out of or in connection with one or more Termination Events, which may have occurred (if any) at the time of exercising the Purchase Option (as hereinafter defined), and in consideration of the sum of US$10 (Ten United States Dollars) and other good and valuable consideration the Owners hereby irrevocably and unconditionally grant the Charterers the option (hereinafter the “Purchase Option”), exercisable at any time after the delivery of the Vessel to the Charterers for hire under this Charter and until the end of the Charter Period, with not less than thirty (30) days prior notice to the Owner, to purchase the Vessel from the Owners on an Exercise Date at the Purchase Price applicable on such Exercise Date.

9. BUNKERS + LUBS : Quantities of the remaining bunkers on board plus quantities of Lub Oils to be measured and mutually agreed between Bareboat Charterers and Owners.

Total amount accrued to not exceed US$ 150,000 which shall be paid from Bareboat Charterers to Owners on the delivery and the Commencement of the BBC.

10. Brokerage commission: 1.25% on the Daily Hire or 1% on the SNP payable to Carriers Chartering Corp SA on Owners expense. Commission to be deducted at source and payable by the BB Chars directly to brokers.

11. TRADING debts

On the date of delivery of the Vessel to the BB Charterers, the Owners will hand over to the BB Charterers an up-to-date Trading debt list with all the trade debts of the vessel incurred up to the date of such delivery (the “Trade Debts”) which Owners and Managers warrant and guarantee that it is conclusive.

The Owners and the guarantors, Messrs Marine Spirit Management SA, hereby undertake and guarantee that they will arrange to pay and/or settle all the Trade Debts or any other trade debt that may arise that have not been provided to the Trade Debts attributable to the period before the commencement of the BBC.

In the event the Owners and the guarantors, Messrs Marine Spirit Management SA, are in breach of their aforesaid obligation and any claim for any of the Trade Debts or any other trade debt that may arise attributable to the period before the commencement of the BBC be made against the Vessel during the Charter period, the BB Charterers will have the right, after serving ten days prior written notice to the Owners, to pay directly such claim to the claimant and, after providing documentary evidence to the Owners that the BB Charterers have so settled such claim, deduct the respective amount from the BB daily hire rate unless, on or before the expiry of the said ten days period, the Owners produce evidence of the settlement of such claim

In the case the vessel is arrested for such claims against the Owners, which have been incurred prior to the delivery to the BB charterers, then BB Charterers will have the right to cease payments of the bareboat hire until the vessel is released and get back to normal operations, provided that such claims has caused proven loss to Charterers or have deprived Charterers from the commercial use of the vessel without consider themselves being in default.

If again no commercial solution can be found between the parties then legal advice from an independent lawyer shall be taken within latest 3 days from the date of the dispute which result shall be taken as final to both parties. Legal expenses for the said advice if any shall be born from the party who will be proved to be wrong.

12. CONDITION ON DELIVERY

Vessel to be delivered class maintained free of recommendations affecting class except from the ones stated on the class status certificate dd 15th Jan 2016, which Owners undertake to clear on the forthcoming completion SS.

SS survey to be completed by Owners to their expense till end of April 20th 2016. Otherwise vessel to be delivered with her present class maintained and dry dock passed at the time of delivery.

In case owners do not complete the SS on their expense for whatever reason then charterers to have the right to complete the SS and deduct the cost directly from the next hire payments.

Owners undertake to deliver the vessel to BB Charterers free of maritime liens, arrests, claims, free of mortgage except the present mortgage to Eurobank Ergasias Bank and free of any other debts (except the ones provided on the Trading debt list).

In the case any other recommendation arises which incurred prior to the delivery of the vessel to the BB Charterers, other than the said herein above, then BB Charterers to have the right to settle same at their cost and expense and deduct the amounts from the BB daily hire rate.

13. The following is also agreed and will amend the bareboat agreement with the exact wording as below:

Notwithstanding anything to the contrary herein, it is further agreed that in the event that the Vessel is lawfully arrested or seized for any claims against the Owners, which have been incurred prior to the time of the delivery of the Vessel to the BB Charterers, or claims against the Owners by the Vessel’s current mortgagee, whensoever arising, under the Financial Instrument, the hire shall cease to be payable throughout the period of any such lawful arrest or seizure and the BB Charterers shall have the right to cancel this Charter should any such arrest or seizure continues for 30 consecutive days. Further, the Charterers shall have no responsibility for arranging the lifting of any such arrest or seizure.

In the event that the Charterers become entitled to and do cancel the Charter in accordance with its terms, the bonded sum referred to in Box 27 shall be immediately refunded, under the BB Charter, and the Owners shall further be liable to indemnify the Charterers for their proven net costs and direct losses incurred due to such cancellation.

In the event of an insolvency of the Owners (as defined in Clause 46.1(e)), the Charterers shall be entitled to cancel the Charter.

The Owners and Messrs Marine Spirit Management SA hereby jointly and severally warrant to keep the Vessel free from third party claims against the Owners that have been incurred prior to the time of delivery of the Vessel to the BB Charterers and undertake to use their best endeavours promptly to cause any arrest or seizure of the vessel due to third party claims against the Owners, which have been incurred prior to the time of.